UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number: 333-82630-01


                              RBX Industries, Inc.
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             (Exact name of registrant as specified in its charter)

                              5221 ValleyPark Drive
                            Roanoke, Virginia, 24019
                                 (540) 561-6000
        ---------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Common Stock, Warrants and 12% Senior Secured Notes due 2006
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            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]              Rule 12h-3(b)(1)(i)  [X]
          Rule 12g-4(a)(1)(ii) [ ]              Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [ ]              Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]              Rule 12h-3(b)(2)(ii) [ ]
                                                Rule 15d-6           [ ]

     Approximate number of holders of record as of the certificate or notice date: 10


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, RBX Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                RBX INDUSTRIES, INC.


Date:  April 30, 2003           By: /s/ Eugene I. Davis
                                    ---------------------------------------
                                    Name:  Eugene I. Davis
                                    Title: Chairman and Chief Executive Officer